Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/David Griffith

(203) 682-8225/ (203) 682-8213

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2005 SALES

Fourth Quarter Comparable Store Sales Increase 24.5%

Full Year Fiscal 2005 Comparable Store Sales Increase 16.7%

ST. LOUIS, Mo., February 2, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, with 235 stores, today reported fourth quarter and fiscal year 2005 net sales.

For the thirteen weeks ended January 28, 2006 (the Company’s fourth fiscal quarter) net sales increased 37.7% to $61.3 million, as compared to $44.5 million in the thirteen weeks ended January 29, 2005. Comparable store sales in the fourth quarter increased 24.5%, as compared to a 0.1% decrease in the comparable period last year. For the fifty-two week period ended January 28, 2006, net sales increased 29.1% to $194.8 million, as compared to $150.9 million in the fifty-two weeks ended January 29, 2005. Full year fiscal 2005 comparable store sales increased 16.7%, as compared to a 1.4% increase in the comparable period last year.

During the fourth quarter of fiscal 2005, Bakers Footwear opened 6 new stores in our new Bakers format. The Company now has 118 stores operating in its new Bakers format.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said, “We finished the year strongly, delivering a 24.5% increase in comparable store sales during the fourth quarter, a tremendous accomplishment for our Company. During the year we expanded our market share and grew customer loyalty with great products and enticing store layouts for both our Bakers and Wild Pair concepts. We look forward to building upon our current success this year by continuing our store expansion, remodel and merchandising initiatives.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 225 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.